Exhibit 99.1

MFA FINANCIAL, INC. 12 East 49th Street 8th Floor – Suite 825 New York, New York 10017 (212) 207-6400

PRESS RELEASE		FOR IMMEDIATE RELEASE

October 8, 2026		NEW YORK METRO

Investor Contact:	MFA Investor Relations	NYSE: MFA
212-207-6488
www.mfafinancial.com

MFA Financial, Inc.

Announces CEO Succession Plan and Senior Leadership Appointment

Craig Knutson to Retire as Chief Executive Officer Effective June 30, 2027; Will Remain on the Board of Directors Following Retirement

Bryan Wulfsohn Appointed Chief Executive Officer Effective July 1, 2027; Will Join the Board of Directors Effective January 1, 2027

Andrew Kail to join as Chief Investment Officer Effective January 1, 2027

NEW YORK – MFA Financial, Inc. (NYSE: MFA) (“MFA” or the “Company”) today announced upcoming changes to its executive leadership positions as part of the Company’s long-term succession planning. The leadership changes, which take effect in 2027, are described below:

Chief Executive Officer

Craig L. Knutson, 67, MFA’s Chief Executive Officer, will retire from his position, effective June 30, 2027. To facilitate continuity and provide the Company’s Board of Directors (the “Board”) and management with the benefit of Mr. Knutson’s long-time institutional knowledge of the Company and its operational strategy, Mr. Knutson is expected to remain on the Board following his retirement and will stand for reelection to the Board at MFA’s 2027 annual meeting of stockholders.

Bryan Wulfsohn, MFA’s current President and Chief Investment Officer, will become President and Chief Executive Officer, effective July 1, 2027. Mr. Wulfsohn will also become a member of the Board effective January 1, 2027, increasing the size of the Board to eight directors. Mr. Wulfsohn is a 16-year veteran of MFA with extensive experience managing the selection, oversight and funding of the Company’s investment portfolios, and he has served as President since September 2024 and Chief Investment Officer or Co-Chief Investment Officer since January 2019.

Laurie Goodman, MFA’s Chair of the Board, said “On behalf of the Board and the entire MFA team, I would like to thank Craig for his contributions to MFA and congratulate him on his upcoming retirement. The Board is deeply grateful to Craig for his leadership of MFA since joining the Company in 2008 and in particular during the past nine years as CEO, and we are pleased that we will continue to benefit from his insights as a director following his retirement. We also are thrilled to announce Bryan’s appointment as CEO. His appointment is the culmination of a robust succession planning process and reflects the Board’s confidence in his leadership, intellect and strategic vision for the Company.”

Mr. Knutson said, “It has been a privilege working at MFA for the past 18 years and leading the Company for the past nine years. I look forward to continuing to serve as a member of the Board and working with Bryan, my fellow directors and the MFA management team in the coming months to help ensure a smooth transition. I have worked with Bryan for over 20 years, and I will retire knowing that MFA is in good hands with him at the helm and am eager to see the Company thrive in the years ahead under Bryan’s leadership.”

Mr. Wulfsohn commented, “I’m honored to be selected as the next CEO of MFA, and I appreciate the Board’s confidence in me for this role. I am grateful to Craig for his mentorship and partnership over the years, and I look forward to leading a team whose expertise and commitment I know firsthand. I’m excited for the future of the business and the opportunity to deliver strong returns for our stockholders.”

Chief Investment Officer

MFA also announced that Andrew P. Kail will join the Company as Senior Vice President and Chief Investment Officer, effective January 1, 2027. Mr. Kail, a veteran of the mortgage finance industry for over 25 years, served most recently as Managing Director, Head of Residential Lending, at Starwood Capital Group, a position he held from 2022 through earlier this year. Prior thereto, he was Director of Business Development at Aspen Capital from 2019 to 2022. Earlier in his career Mr. Kail also held senior leadership positions in mortgage finance with Fortress Investment Group, RBS Securities Inc. and Bear Stearns & Co., Inc.

Mr. Wulfsohn said, “Craig and I have known Andrew for over 15 years, and he brings a wealth of skills, experiences and relationships to MFA from his decades working in the mortgage finance industry on both the sell side and the buy side, including in asset management and operational roles. We are excited to welcome him to MFA.”

About MFA Financial, Inc.

MFA Financial, Inc. is a leading specialty finance company that invests in residential mortgage loans, residential mortgage-backed securities and other real estate assets. Through its wholly owned subsidiary Lima One Capital, MFA also originates and services business purpose loans for real estate investors.  MFA has distributed over $5 billion in dividends to stockholders since its initial public offering in 1998.  MFA is an internally managed, publicly traded real estate investment trust.

Forward-Looking Statements

This press release contains, or may be deemed to contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the anticipated timing and effects of the leadership transition and appointments described herein. These forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These types of statements are subject to various known and unknown risks, uncertainties, assumptions and other factors, including those described in MFA’s Annual Report on Form 10-K for the year ended December 31, 2025, and other reports that it may file from time to time with the Securities and Exchange Commission. These risks, uncertainties and other factors could cause MFA’s actual results to differ materially from those projected, expressed or implied in any forward-looking statements it makes. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.